Exhibit 99.1

AITX’s RAD Announces that Major Order Arrives Ahead of Schedule from Fortune 50 Client

Detroit, Michigan, February 5, 2024 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), is delighted to announce the surprise expansion of its relationship with its esteemed Fortune 50 client. Specifically, RAD received orders for additional 34 RIO™ units, and encouragement from the client to continue to accelerate deployment as even more orders may be forthcoming. This new order expands the already robust partnership between RAD and the client, which has previously placed over 100 RIO orders, as well as setting expectations for continued rapid expansion.

The request for an accelerated rollout comes as RAD has been approximately one month ahead of expectations in the delivery schedule for Phase 2 and Phase 3 of the client’s deployment plan. These additional 34 units are slated for deployment across 9 new sites, contributing to RAD’s growing presence in potentially hundreds of the client’s locations nationwide. Currently, RAD is on track to having its devices operational in approximately 50 of the client’s sites per existing contracts.

Mark Folmer, CPP, PSP, FSyI, President of RAD, expressed optimism about the Company’s performance and its impact on future business: “Our team’s ability to exceed the rollout expectations has positioned us favorably for future opportunities. We are hopeful that our continued success will pave the way for further orders, potentially covering hundreds more of the client’s job sites.”

The expansion of RAD’s production capabilities is timely, with Troy McCanna, Sr. Vice President of Revenue Operations at RAD, highlighting the team’s scalability: “The addition of two new business development managers to our team this month enhances our capacity to meet the growing demand from our clients. We’re scaling up production to ensure we can deliver on our commitments without delay.”

Steve Reinharz, CEO of AITX and RAD, shared insights into the Company’s production goals and future developments: “We are actively working to increase our production capacity for RIO units to up to 20 units per week. This ramp-up is crucial as we prepare to introduce ‘Generation 4’ of our RIO and ROSA, which promises not only enhanced features but also more efficient production processes.”

These 34 additional RIO orders are expected to generate over $50,000 in recurring monthly revenue (RMR), significantly contributing to RAD’s near-term goal of achieving $700,000 in RMR. “With these latest orders, there’s a strong possibility that the fourth quarter could record our largest booking of contracts to date,” McCanna added.

Reinharz also hinted at the upcoming innovations: “Our team is hard at work finalizing RIO Generation 4 and transitioning ROSA 4 to production. These next-generation devices will boast fewer parts, reduced costs, faster production times, and new features, marking significant advancements in our product offerings and further increasing our technical lead.”

This series of successful orders and the anticipation of new product generations underscore RAD’s commitment to leading the security and surveillance industry with innovative solutions that meet the evolving needs of its clients.

RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

As stated, sitting atop a standard RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published five Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz